Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in BFC Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the references to us under the headings “Summary Consolidated Financial and Other Data,” “Summary Parent Company Only Financial Data,” “Selected Consolidated Financial and Other Data,” “Selected Parent Company Only Financial Data” and “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
March 28, 2007